Exhibit 99.2

            SCRIPT FOR MAY SALES COMMENTS -- THURSDAY, JUNE 2ND, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the May reporting period for fiscal year 2005, the four weeks ended May 28th, 2005.

Payless ShoeSource reported that corporate same-store sales increased 4.1 percent during May of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in May were $240.2 million dollars, a 2.4 percent increase from total sales of $234.5 million in May 2004. Sales are from continuing operations in both periods.

We saw strong results for the month in men's, women's and children's dress and casual shoes, as well as solid results in women's and children's athletic shoes and accessories. Weaker categories included sandals and men's athletic shoes.

By region, our business was strongest in the West, followed by the South, the Northcentral, and the Northeast.

Payless ShoeSource was pleased with its May results. Customers have continued to react positively to the company's spring merchandise, to-date, as indicated by the solid performance in May.

Looking forward, Payless ShoeSource remains committed to its long-standing goal to continue to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy.

At the end of May, we were operating 4,635 total stores, including 147 stores in the Central American region, 31 stores in South America and 310 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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